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                                                                     Exhibit 4.3


                    HEALTH CARE AND RETIREMENT CORPORATION
                               RIGHTS AMENDMENT

        AMENDMENT, dated as of June 10, 1998 (this "Amendment"), to the Rights Agreement, dated as of May 2, 1995 (the "Rights Agreement"), between HEALTH CARE AND RETIREMENT CORPORATION, a Delaware corporation (the "Company"), and HARRIS TRUST AND SAVINGS BANK (the "Rights Agent").

        The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof. All acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Agreement by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

        In consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

        I. The first sentence of Section 1.1 of the Rights Agreement is hereby modified and amended to read in its entirety as follows:

             "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan, (iv) Stewart Bainum or his spouse or widow, their lineal descendants or their spouses or widows or widowers (for so long as they remain spouses) (each a "Member of the Bainum Family"), or the estate of any of the foregoing persons (but only until such time as the Common Shares are distributed therefrom), (v) any partnership, trust, corporation or other entity (each, an "Entity"), but only if a Member or Members of the Bainum Family or another Entity satisfying the requirements hereof are the sole Beneficial Owners of the Common Shares held by such Entity, other than any officer, trustee, director, or other managing person or managing partner or managing member of any such Entity to the extent any such person is deemed to be the Beneficial Owner of Common Shares held by such Entity, provided such person is not the Beneficial Owner, other than through an Entity



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        described in this clause (v), of in excess of 1% of the total outstanding Common Shares; or (vi) any transferee of a person described in clause (iv) or (v) so long as such transferee will not, after giving effect to such transfer, be the Beneficial Owner of more than 20% of the Common Shares of the Company; provided, however, that no Member of the Bainum Family will be excepted from this definition of "Acquiring Person" in the event that any such Member of the Bainum Family or any such estate or Entity, or all of them in the aggregate (A) prior to the Effective Time of the "Merger" (as defined in the Agreement and Plan of Merger, dated as of June 10, 1998, among the Company, Catera Acquisition Corp. and Manor Care, Inc. (the "Merger Agreement"), becomes the Beneficial Owner of Common Shares of the Company other than pursuant to the terms of the HCR Stock Option and (B) after the Effective Time, becomes the Beneficial Owner of 20.0% or more of the Common Shares of the Company other than pursuant to an excepted transaction described in the next sentence."

        I. Section 3.1 of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

            "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as a result of (i) the approval, execution and delivery of the Merger Agreement or the Ancillary Agreements (as defined in the Merger Agreement), or (ii) the consummation of the Merger (as defined in the Merger Agreement) or the other transactions contemplated thereby or the exercise of the HCR Option (as defined in the Merger Agreement)."

        3. Section 13.1 of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

            "Notwithstanding anything in this Agreement to the contrary, a transaction of the kind referred to in this Section 13.1 shall not be deemed to have occurred solely as a result of (i) the approval, execution and delivery of the Merger Agreement or the Ancillary Agreements (as defined in the Merger Agreement), or (ii) the consummation of the Merger (as defined in the Merger Agreement) or the other transactions contemplated thereby or the exercise of the HCR Option (as defined in the Merger Agreement)."

        4. Each of Section 7.1 or 13.2 of the Rights Agreement is hereby amended by adding the following proviso: "; provided, however, none of the Merger, the Merger Agreement, the Ancillary Agreements or the transaction contemplated by any of such agreements shall be subject to this Section.

        5. Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms.



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        6. The Rights Agreement, as amended by this Amendment, and each Right and each Rights Certificate exist under and pursuant to the Delaware General Corporation Law.

        7. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

        8. This Amendment to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

        9. Except as expressly set forth herein, this Amendment to the Rights Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.






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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the day and year first above written.


                                                HEALTH CARE AND RETIREMENT
                                                CORPORATION


                                                By:
                                                   ----------------------------
                                                     Title:


                                                HARRIS TRUST AND SAVINGS BANK

                                                By:
                                                   ----------------------------
                                                     Title: